EXHIBIT 99.1

NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Director – Corporate Communications & Marketing (337) 232-7028, www.petroquest.com

PETROQUEST ENERGY UPDATES PRODUCTION GUIDANCE
AND OPERATING ACTIVITIES

LAFAYETTE, LA – March 30, 2005 – PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today that the Company is revising its first quarter production guidance to 37-39 Mmcfe per day from its previously issued guidance of 40-44 Mmcfe per day. This decrease is due to delayed pipeline repairs in the Main Pass 74 Field, and delayed production at its Bisque and Jambalaya prospects.

The Company is projecting its second quarter 2005 net production to average approximately 45-50 Mmcfe per day. The significant increase is due to the Company’s recently drilled successful wells that are expected to commence production during the second quarter. The Bisque prospect is currently producing approximately 15 Mmcfe (5 Mmcfe net) per day and the Jambalaya prospect is expected to be on-line during April. The operator of the Main Pass 74 host facility is currently laying a new pipeline to reconnect the platform to the existing interstate pipeline. This decision is a result of the abandonment of the prior gathering line by the third party pipeline operator after significant damage was discovered. We anticipate the completion of the project during the summer months and accordingly have not included any production from Main Pass in the second quarter guidance.

Drilling Update

During 2005, PetroQuest has operated the drilling and completion of three wells in its Southeast Carthage Field and six wells in the Arkoma Basin. Since entering these regions, PetroQuest has maintained a 100% success rate in both areas.

PetroQuest drilled its Pebble Beach Prospect to a total depth of 8,600 feet, logging 89 feet total vertical depth (TVD) of net productive sands. The well is expected to begin producing in July at a gross rate of approximately 15,000 Mcfe per day. PetroQuest has an approximate 27% net revenue interest (NRI) in the well.

The Company’s Filé Prospect was drilled to a total depth of 12,400 feet encountering approximately 42 feet TVD of net productive sands. This well is expected to begin producing in April at a gross rate of approximately 8,000 Mcfe per day. PetroQuest owns an approximate 27% NRI in the well.

As previously announced, the Company is completing its Cracklin Prospect in South Louisiana. The well is expected to begin producing during the second quarter at approximately 8,000 Mcfe per day. PetroQuest owns an approximate 26% NRI in the well.

Drilling continues in the Company’s 10 to 12 well 2005 program in Southeast Carthage Field and the 40+ well 2005 program in the Arkoma Basin. The Company plans to move a second rig into the Arkoma Basin in the second quarter to accomplish this drilling plan. The Company is currently drilling its Le Triomphe Prospect (65% working interest) in South Louisiana. During the second quarter, the Company plans to spud its Spanish Bay, Oakbourne and English Turn prospects.

Management’s Comment

“We are very excited about the drill bit success realized thus far in 2005. The Main Pass 74 production delay is nearing resolution, and we expect our production rates to reach record levels by the end of the second quarter, even without a contribution from Main Pass 74. Higher than expected commodity prices during the first quarter have allowed us to continue with our previously planned capital program, which has to date achieved a 100% success rate,” said Charles T. Goodson, Chairman, Chief Executive Officer and President.

Conference call

Company management will be hosting a conference call with investors that will be broadcast live over the Internet on March 30, 2005 at 2 p.m. Eastern time. To access this call, log on to http://www.petroquest.com.

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the Nasdaq National Market under the ticker symbol “PQUE.”

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.